UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: March 16, 2007
DICK’S SPORTING GOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31463	16-1241537
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
300 Industry Drive, RIDC Park West
Pittsburgh, Pennsylvania 15275
(Address of Principal Executive Offices) (Zip Code)
(724) 273-3400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
     On February 5, 2007, Dick’s Sporting Goods, Inc. (NYSE: DKS) (the “Company”) agreed to employment terms with Timothy E. Kullman, which terms were supplemented by a second letter dated February 9, 2007, whereby Mr. Kullman agreed to join the Company as Senior Vice President & Chief Financial Officer (collectively, the “Offer Letter”). Mr. Kullman is expected to join the Company on or about April 9, 2007. A copy of the Offer Letter is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
     Prior to joining the Company, Mr. Kullman, age 51, served as Senior Vice President and Chief Financial Officer of PetSmart, Inc., a specialty pet retailer listed on the Nasdaq National Market (“PetSmart”) since July 2002. Prior to joining PetSmart, Mr. Kullman served as the Executive Vice President and Chief Financial Officer for Hagemeyer North America Holdings, Inc., a wholly-owned division of a global distribution company based in the Netherlands.
     Pursuant to the terms of the Offer Letter, Mr. Kullman will receive a gross annual salary of $450,000, and will be eligible to participate in the Company’s discretionary management incentive plan. Subject to approval by the Board of Directors, he will receive an initial stock option grant exercisable for 50,000 shares, which will vest at 25% per year starting on the first anniversary of the grant, and an option grant exercisable for 25,000 shares, which will vest in its entirety on the fourth anniversary of the date of grant. Mr. Kullman will also be eligible to participate in the full range of benefits and 401(k) plans offered to other Company officers. There are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Mr. Kullman that are required to be disclosed by Item 404(a) of Regulation S-K.
ITEM 7.01. REGULATION FD DISCLOSURE
     On March 16, 2007, the Company issued a press release announcing that Mr. Kullman will be joining the Company as Senior Vice President & Chief Financial Officer. A copy of the press release is furnished herewith as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
Exhibit 10.1	Offer Letter between Dick’s Sporting Goods, Inc. and Timothy E. Kullman, dated February 5, 2007, as amended by letter dated February 9, 2007

Exhibit 99.1	Press Release, dated March 16, 2007

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DICK’S SPORTING GOODS, INC.

Date: March 20, 2007	By:	/s/ William R. Newlin

	Name:	William R. Newlin
	Title:	Executive Vice President and Chief Administrative Officer